Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Independent Ceritified Public Accountants" and to the use of our report dated December 10, 2001, in this Annual Report and Registration Statement (File Numbers 333-89357 and 811-09635) of Valgro Funds, Inc.

Grant Thornton LLP
Chicago, Illinois
December 24, 2001